UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2005
STARBUCKS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Washington (State or Other Jurisdiction of Incorporation or Organization)	0-20322 (Commission File Number)	91-1325671 (IRS Employer Identification No.)
2401 Utah Avenue South
Seattle, Washington 98134
(Address of Principal Executive Offices) (Zip Code)
(206) 447-1575
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On November 15, 2005, the Starbucks Board of Directors proposed amendments to the company’s articles of incorporation that would effect the declassification of the Board of Directors and result in the annual election of directors starting in 2007. The proposed amendments effecting the declassification are subject to, and contingent on, shareholder approval at the company’s annual meeting of shareholders to be held on February 8, 2006 (the “2006 Annual Meeting”).
     On December 1, 2005, in connection with the company’s declassification proposal, each Class 1 director nominee to be considered for election at the 2006 Annual Meeting (whose term would otherwise expire at the company’s annual of meeting of shareholders to be held in 2009, absent approval of the declassification proposal) and each current Class 3 director (whose term would otherwise expire at the company’s annual meeting of shareholders to be held in 2008, absent approval of the declassification proposal) signed the Director Resignation Agreement (the “Agreement”) which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The Class 2 directors did not sign the Agreement because their terms expire in 2007. Under the Agreement, each such director and director nominee has contractually agreed to resign without further action effective immediately prior to the company’s annual meeting of shareholders to be held in 2007, subject to shareholder approval of the declassification proposal and the filing of appropriate amendments to the company’s articles of incorporation. The purpose of the resignations reported today is simply to facilitate the transition to a declassified Board of Directors by shortening the director terms of the Class 1 and Class 3 directors and allowing all directors to be elected to one-year terms starting in 2007.
Item 9.01 Financial Statements and Exhibits.
          (c) Exhibits.

Exhibit No.	Description

10.1	Director Resignation Agreement with all Class 1 director nominees and current Class 3 directors, dated December 1, 2005.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STARBUCKS CORPORATION
Dated: December 5, 2005
	By:	/s/ Michael Casey
Michael Casey
executive vice president, chief financial officer and chief administrative officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Director Resignation Agreement with all Class 1 director nominees and current Class 3 directors, dated December 1, 2005.